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                           Globe Manufacturing Corp.
 Exhibit 12.1 Statement Re: Computation of ratio of earnings to fixed charges

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
                                                                       Fiscal Year Ended:                      Six Months Ended:
                                                                          December 31,                             June 30,
                                                        -------------------------------------------------  -------------------------
                                                                                                Pro forma                  Pro forma
                                                         1993    1994    1995    1996    1997     1997      1997    1998     1998
                                                        ------  ------  ------  ------  ------  ---------  ------  ------  ---------
Fixed Charges:
--------------
  Interest expense                                       2,256   3,646   6,027   5,347   4,067     23,576   2,145   1,812     11,534
  Interest capitalized                                       0   1,558     422       0     506        635     176     352        469
  Interest portion of rental expense                        21      22      18       6       7          7       3       4          4
  Net amortization of debt issuance expense                490     438     297     151      94      1,492      55      41        746
                                                        ------  ------  ------  ------  ------  ---------  ------  ------  ---------
                                                         2,767   5,664   6,764   5,504   4,674     25,710   2,379   2,209     12,753

Earnings:
---------
  Consolidated pretax income from continuing operations 14,884   6,706   4,127  13,346  25,232      3,592  14,016  17,878      6,758
  Fixed charges per above                                2,767   5,664   6,764   5,504   4,674     25,710   2,379   2,209     12,753
  Less interest capitalized                                  0   1,558     422       0     506        635     176     352        469
                                                        ------  ------  ------  ------  ------  ---------  ------  ------  ---------
                                                        17,651  10,812  10,469  18,850  29,400     28,667  16,219  19,535     19,042

Ratio of earnings to fixed charges                        6.38    1.91    1.55    3.42    6.29       1.12    6.92    9.84       1.49
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